Exhibit 99.1

News Announcement	FINAL

SeraCare Life Sciences Secures $10 Million Line of Credit

OCEANSIDE, California, October 9, 2003 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), an innovative developer and provider of blood and plasma-based products and services for the biotechnology, pharmaceutical and diagnostic industries, announced today that it has signed a two-year $10 million secured line of credit with Brown Brothers Harriman & Co. SeraCare intends to use this facility, the Company’s first credit facility, primarily to finance future acquisitions.

SeraCare’s President and CEO, Mike Crowley, Jr., commented, “Having recently completed our first acquisition as a publicly-traded company, we are pleased to announce this facility, as it further enhances our financial flexibility. We anticipate that this line of credit will assist us in our pursuit of other acquisitions to prudently grow our Company.”

SeraCare also announced that using existing cash reserves it has repaid the $2.5 million interim loan made to SeraCare by the Company’s Chairman in conjunction with the Company’s acquisition of BioMedical Resources in July 2003.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. develops, manufactures, and sells innovative blood based products and cell culture products for the biotechnology, pharmaceutical, and diagnostic markets. Its offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, and BioBank, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include the Company’s expectation that the new line of credit facility will assist the Company in its pursuit of other acquisitions to prudently grow the Company. The Company cautions that these statements are qualified by important factors that could cause actual results to differ

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materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) market demand for plasma and plasma-based products, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to successfully target and acquire additional profitable business units, (iv) the Company’s ability to successfully integrate new business units with its own operations; (v) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts, and (vi) the Company’s ability to successfully implement its growth strategy. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2002 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Tim Hart	Sarah Neugebauer	Nathan Ellingson, David Collins
Chief Financial Officer	Director of Investor Relations	Jaffoni & Collins Incorporated
SeraCare Life Sciences, Inc.	SeraCare Life Sciences, Inc.	212/835-8500 or srls@jcir.com
760/806-8922	760/806-8922

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